Exhibit 99.1

[Island One Resorts Letterhead]

November 25, 2008

Mr. Robert Lowder

Chairman and CEO

Colonial BancGroup

100 Colonial Bank Boulevard

Montgomery, Alabama 36117

Dear Mr. Lowder,

In light of the current economic conditions and after much consideration, I have determined that, at this time, my business requires my focused energy and undivided attention. This, unfortunately, means that I will be required to direct my attention away from other associations which includes my position as a Colonial BancGroup director. Service as a director of Colonial BancGroup has been a rewarding experience and, should circumstances allow, it would be my pleasure and privilege to rejoin the BancGroup board in the future, if considered.

Please know that this resignation is to be effective immediately. However, I look forward to my continued service on the Central Florida Regional Board of Directors and the opportunity to serve the organization in this capacity.

Sincerely,

/s/ Deborah L. Linden

Deborah L. Linden

CEO